Exhibit 21



                         SUBSIDIARIES OF THE REGISTRANTS


 A.   CMP Group, Inc.

         Central Maine Power Company (Maine)
         CNEX (Maine)
         MaineCom Services (Maine)
         MainePower (Maine)
         New England Gas Development Corporation (Maine)
         TeleSmart (Maine)
         The Union Water-Power Company (Maine)

 B.   Central Maine Power Company

         Maine Electric Power Company, Inc. (Maine)
         Aroostook Valley Electric Company (Maine)
         NORVARCO (Maine)
         Kennebec Hydro Resources, Inc. (Maine)
         Central Securities Corporation (Maine)
         Cumberland Securities Corporation (Maine)